Exhibit 10.1

Golden Century Wealth Investment (HK) Limited

Unit 1006 10/F Carnavon Plaza, Carnarvon Road Tsimshatsui, Hong Kong

Tel: +852 - 3973 7970 Fax: +852 - 2312 2248

March 2, 2009

Copy by Fax to: +1-415-946-8801

Board of Directors

IA Global, Inc.( IAG)

101 California Street, Suite 2450

San Francisco, CA 94111

USA

Dear Sirs,

Golden Century Wealth Investment (HK) Limited, a Hong Kong registered company with interests in Japan and China wishes to propose a revised takeover bid for 51% or more of IA Global, Inc.’s outstanding shares. We ask that the directors and shareholders of IA Global, Inc., diligently review our proposal to acquire a majority stake in IA Global, Inc by means of any of, a stock swap, and cash purchase, a debt offering or any combination of these.

We have engaged in numerous meeting with executives of IA Global, Inc and have also delivered a considerable volume of the material relating to our business operations. As yet we have not received any definitive reply.

We believe that the terms we discussed with your executives are both generous and flexible. We have also offered to cover up to $500,000 in costs, both internal and external that might be incurred in evaluating our offer. We have proposed a per share valuation of IA Global, Inc stock at $0.20 assuming that IA Global, Inc., will in turn accepts the valuation we have placed on our combined business operations. In the current market condition we believe that a $0.20 per share offer represents significant value to the shareholders of IA Global, Inc.

Attached for your review and appraisal is a draft nonbinding term sheet that reflects our proposal.

We would appreciate your earliest response to our offer.

Respectfully Yours,

Qu Jing Chun

President and CEO

Golden Century Wealth Investment (HK) Limited

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Golden Century Wealth Investment (HK) Limited

Unit 1006 10/F Carnavon Plaza, Carnarvon Road Tsimshatsui, Hong Kong

Tel: +852 - 3973 7970 Fax: +852 - 2312 2248

Golden Century Wealth Investment (HK) Limited

Nonbinding Term sheet

Date: March 2, 2009

BASIC STRUCTURE
Parties :

Golden Century Wealth Investment (HK) Limited

Unit 1006 10/F Carnavon Plaza, Carnarvon Road Tsimshatsui,

Hong Kong

AND

IA Global, Inc.

101 California Street, Suite 2450

San Francisco, CA 94111, United States

Share price :	N/A
Acquisition Percent of ownership :	51% or Greater
Management Team :	To be specified by Golden Century Wealth Investment (HK) Limited
Contract date :	April 31, 2009
Type of Transaction :

Loan of 100 million Yen by 3/15/09, equity investment of 300 million yen using convertible preferred stock, convertible at $.20 per share. zrd and BS-HD to be merged into IAO post closing on an agreed dcf valuation with IAO.

Cost :

Any separation payments due to employees prior to closing will be at the cost of the Golden Century Wealth Investment (HK) Limited. Board to be specified by Golden Century Wealth Investment (HK) Limited.

Other Conditions:

The following are our conditions to close:

1.    Completion of the due diligence

2.    Signing contracts with appropriate representation and warranties by both parties

3.    Subject to financing, on or before the end of April, 2009

This term sheet is nonbinding.

Golden Century Wealth Investment (HK) Limited	IA Global, Inc.

/s/ Qu Jing Chun	_______________

Qu Jing Chun

President and CEO

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